Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
SAExploration Holdings, Inc.
SAExploration Holdings, Inc., a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, certifies as follows:
1.The name of the Corporation is “SAExploration Holdings, Inc.”
2.The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 2, 2011. The Corporation was originally incorporated under the name “Trio Merger Corp.” The First Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 20, 2011. The Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 24, 2013. An amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 26, 2016.
3.This Third Amended and Restated Certificate of Incorporation (hereafter, the “Certificate of Incorporation”) was duly adopted by the board of directors of the Corporation and the vote of the holders of a majority of the outstanding shares of common stock of the Corporation in accordance with Section 228, Section 242, Section 245 and other applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”).
4.The text of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
Name
The name of the corporation is SAExploration Holdings, Inc. (the “Corporation”).

ARTICLE II
Address; Registered Office and Agent
The address of the Corporation’s registered office is 1675 S. State St., Suite B, Kent County, Dover, Delaware 19901; and the name of its registered agent at such address is Capitol Services, Inc.
ARTICLE III
Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
Capital Stock
4.1    Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is (a): 56,000,000 shares, divided into 55,000,000 shares of Common Stock, with the par value of $0.0001 per share (the “Common Stock”), and (b) 1,000,000 shares of Preferred Stock, with the par value of $0.0001 per share (the “Preferred Stock”). The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and no separate vote of such class of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.
4.2    Board Issuance of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

4.3    Voting. Except as may otherwise be provided in this Certificate of Incorporation, Section 2.9 of the By-laws or by applicable law, each holder of Common Stock (a “Stockholder”), as such, shall be entitled to one vote for each share of Common Stock held of record by such Stockholder on all matters on which Stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.
4.4    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.
4.5    Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, Stockholders shall be entitled to receive the assets of the Corporation available for distribution to its Stockholders ratably in proportion to the number of shares held by them.
ARTICLE V
Directors
5.1    Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.
5.2    Board Composition. The directors of the Corporation shall be elected annually and shall hold office until the next annual meeting of the Corporation’s stockholders and until his or her successor shall be duly elected and qualified, or his or her earlier death, resignation, disqualification or removal from office, and any director who, prior to the effective date of this Certificate of Incorporation, was elected to a term that continues beyond the date of the 2016 annual meeting of the Corporation’s stockholders shall hold office until the annual meeting of the Corporation’s stockholders in 2016 and until his or her successor shall be duly elected and qualified, or his or her earlier death, resignation, disqualification or removal from office. As a result, effective as of the effective date of this Certificate of Incorporation, the Board will no longer be classified under Section 141(d) of the Delaware General Corporation Law and directors shall no longer be divided into classes.

5.3    Vacancy. Subject to the rights of holders of any series of Preferred Stock then outstanding, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board, may be filled by the affirmative votes of a majority of the remaining members of the Board (or the sole remaining director, as the case may be); provided, that for so long as White Box Advisors LLC or BlueMountain Capital Management, LLC (each, a “Principal Stockholder”) holds (together with its affiliates, excluding the Corporation and its other affiliates) at least ten percent (10%) of the outstanding Common Stock, in the event of any vacancy occurring due to the death, resignation, removal or other event causing the absence of a director nominated by either of the Principal Stockholders, the Principal Stockholder that nominated such director shall be entitled to nominate a successor to such director, and the Company and the Board shall take all actions necessary to ensure that such successor is appointed to the Board as promptly as practicable. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is elected and qualified or the director’s earlier death, resignation, disqualification or removal.
ARTICLE VI
Limitation of Liability
To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VI shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
ARTICLE VII
Indemnification
7.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.
7.2    Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.
7.3    Claims. If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
7.4    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
7.5    Other Sources. In all events, (i) the Corporation hereby agrees that it is the indemnitor of first resort (meaning, its obligation to provide advancement and/or indemnification to such Covered Person is primary and any obligation of any third parties to such Covered Person to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of such third party to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person is secondary) and (ii) if any third party pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such third party shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless such third party for all such payments actually made by such third party.
7.6    Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
7.7    Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VIII
Amendments
8.1    Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended or amended and restated from time to time in accordance with the terms hereof) are granted subject to the rights reserved in this Section 8.1. Notwithstanding the foregoing, in addition to any vote required by the Certificate of Incorporation or otherwise required by law, so long as any Principal Stockholder (together with its affiliates, excluding the Corporation and its other affiliates) holds at least ten percent (10%) of the Corporation’s outstanding capital stock, the consent of such Principal Stockholder shall be required for any amendment, repeal or addition hereto that would have the effect of limiting (i) the proviso to the first sentence of Section 5.3, (ii) this sentence of this Section 8.1 or (iii) the second sentence of Section 8.2 or (iv) Article IX.
8.2    By-law Amendments. The By-laws may be amended or repealed and new By-laws may be adopted by the affirmative vote of a majority in voting power of shares of stock entitled to vote thereon. Notwithstanding the foregoing, so long as either Principal Stockholder (together with its affiliates, excluding the Corporation and its other affiliates) holds at least ten percent (10%) of the Corporation’s outstanding capital stock, the consent of such Principal Stockholder shall be required for any amendment, repeal or addition to the By-laws that would have the effect of limiting such Principal Stockholder’s rights pursuant to Section 2.9, Section 3.3(b), Section 3.16, Article IV, Article VI or Section 7.7 thereof.
ARTICLE IX
Corporate Opportunity
To the fullest extent permitted from time to time under the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any

Principal Stockholder with respect to such Principal Stockholder, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of the Principal Stockholders, their respective affiliates (excluding the Corporation and its other affiliates), managed investment funds or portfolio companies (other than the Corporation and its subsidiaries) or any of their respective officers, directors, agents, stockholders, members, partners, employees, or any director designated for nomination by such Principal Stockholder or its affiliates (excluding the Corporation and its other affiliates) (collectively, the “Exempted Persons”), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. To the fullest extent permitted by law or regulation, including the rules of any exchange on which the Corporation’s securities may be listed, any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal or adoption. For the avoidance of doubt, each Principal Stockholder and its Exempted Persons shall have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its affiliates, (B) do business with any client or customer of the Corporation or its affiliates, or (C) make investments in competing businesses of the Corporation or its affiliates, and such acts shall not be deemed wrongful or improper.

ARTICLE X
Miscellaneous
10.1    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. Any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation shall be deemed (a) to have notice of, and to have consented to and agreed to comply with, this Section 10.1, and (b) to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Section 10.1. If any action the subject matter of which is within the scope of this Section 10.1 is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Section 10.1 and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.
10.2    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by Jeff Hastings, its Chief Executive Officer, as of the 6th day of September, 2016.
_/s/ Jeff Hastings____________________
Name: Jeff Hastings
Title: Chief Executive Officer

[Signature Page to 3rd A&R Certificate of Incorporation]